UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 17, 2009

AMERISAFE, INC.

(Exact Name of Registrant as Specified in Charter)

Texas	000-51520	75-2069407
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2301 Highway 190 West

DeRidder, Louisiana 70634

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (337) 463-9052

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting held on November 17, 2009, in accordance with the Bylaws of AMERISAFE, Inc. (the “Company”), the Company’s Board of Directors (the “Board”) increased the number of Board members from seven to eight. This increase in the size of the Board is effective January 1, 2010.

At the same meeting, the Board elected Philip A. Garcia to fill the newly created vacancy, effective January 1, 2010. The Board has also appointed Mr. Garcia to the Audit and Investment Committees of the Board, effective as of the same date. Under Texas law, Mr. Garcia will be required to stand for election at the next annual meeting of shareholders, presently expected to occur in June 2010.

On January 1, 2010, Mr. Garcia will receive a one-time restricted stock award equal to the pro rata portion of the annual stock award made pursuant to the Company’s 2005 Non-Employee Director Stock Plan. Mr. Garcia’s compensation for his services as a director will be otherwise consistent with that of the Company’s other non-employee directors, as described in the Company’s proxy statement, filed with the Securities and Exchange Commission on April 29, 2009, under the caption “The Board, Its Committees, and Its Compensation — Director Compensation.”

In addition, when Mr. Garcia’s term as a director is effective, he will enter into an indemnification agreement in the same form as the agreement between the Company and each of the present members of the Board (the form of agreement having been filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).

There are no arrangements or understandings between Mr. Garcia and any other person pursuant to which he was selected as a director. There are no transactions involving Mr. Garcia that would be required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISAFE, INC.

By:	/s/ Todd Walker
Todd Walker, Executive Vice President, General Counsel and Secretary

Date: November 18, 2009